Exhibit 99.1

NATIONAL PUBLIC FINANCE GUARANTEE CORPORATION AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

As of June 30, 2010 and December 31, 2009

and for the period ended June 30, 2010 and 2009

NATIONAL PUBLIC FINANCE GUARANTEE CORPORATION AND SUBSIDIARY

INDEX

PAGE
Consolidated Balance Sheets – June 30, 2010 and December 31, 2009 (Unaudited)	1

Consolidated Statements of Operations – Three and six months ended June 30, 2010 and 2009 (Unaudited)	2

Consolidated Statement of Changes in Shareholder’s Equity – Six months ended June 30, 2010 (Unaudited)	3

Consolidated Statements of Cash Flows – Six months ended June 30, 2010 and 2009 (Unaudited)	4

Notes to Consolidated Financial Statements (Unaudited)	5-21

NATIONAL PUBLIC FINANCE GUARANTEE CORPORATION AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands except per share amounts)

	June 30, 2010	December 31, 2009
Assets
Investments:
Fixed-maturity securities held as available-for-sale, at fair value (amortized cost $3,024,500 and $3,316,336)	$3,055,872	$3,314,987
Investments pledged as collateral, at fair value (amortized cost $1,827,636 and $1,710,620)	1,902,637	1,724,548
Short-term investments, at fair value (amortized cost $262,581 and $230,350)	266,227	232,275

Total investments	5,224,736	5,271,810

Cash and cash equivalents	255,168	27,629
Securities purchased under agreements to resell	1,775,000	1,675,000
Accrued investment income	56,826	64,855
Deferred acquisition costs	619,876	661,790
Premiums receivable	329,046	344,604
Prepaid reinsurance premiums	7	8
Insurance loss recoverable	16,621	31,049
Goodwill	31,371	31,371
Property and equipment at cost (less accumulated depreciation of $1,048 and $0)	63,536	-
Receivable for investments sold	286	529
Current income taxes	-	3,297
Other assets	10,806	2,710

Total assets	$8,383,279	$8,114,652

Liabilities and shareholder’s equity
Liabilities:
Unearned premium revenue	$3,051,234	$3,280,962
Loss and loss adjustment expense reserves	217,360	172,879
Securities sold under agreements to repurchase	1,775,000	1,675,000
Current income taxes	68,498	-
Deferred income taxes, net	203,342	167,225
Payable for investments purchased	23,223	25,453
Derivative liabilities	8,593	8,667
Other liabilities	20,246	18,951

Total liabilities	5,367,496	5,349,137

Commitments and contingencies (See Note 9)

Shareholder’s equity:
Common stock, par value $30 per share; authorized, issued and outstanding shares — 500,000 shares	15,000	15,000
Additional paid-in capital	2,368,185	2,368,831
Retained earnings (deficit)	561,086	372,256
Accumulated other comprehensive income (loss), net of tax of $38,507 and $5,076	71,512	9,428

Total shareholder’s equity	3,015,783	2,765,515

Total liabilities and shareholder’s equity	$8,383,279	$8,114,652

The accompanying notes are an integral part of the financial statements.

NATIONAL PUBLIC FINANCE GUARANTEE CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenues:
Premiums earned:
Scheduled premiums earned	$86,261	$103,972	$173,799	$217,672
Refunding premiums earned	33,026	29,028	59,780	65,175

Premiums earned (net of ceded premiums of $1, $21, $2, and $27)	119,287	133,000	233,579	282,847
Net investment income	55,711	60,028	117,452	91,128
Fees, reimbursements and other	2,790	333	17,402	577

Change in fair value of insured derivatives:
Realized gains and other settlements on insured derivatives	103	130	205	186
Unrealized gains (losses) on insured derivatives	47	188	(38)	(167)

Net change in fair value of insured derivatives	150	318	167	19
Net realized gains	1,311	7,019	3,784	7,019

Total revenues	179,249	200,698	372,384	381,590

Expenses:
Losses and loss adjustment	10,262	5,250	36,158	62,998
Amortization of deferred acquisition costs	24,252	28,477	46,670	56,733
Operating	16,855	20,575	29,804	28,365

Total expenses	51,369	54,302	112,632	148,096

Income before income taxes	127,880	146,396	259,752	233,494

Provision for income taxes	34,150	46,194	70,922	67,301

Net income	$93,730	$100,202	$188,830	$166,193

The accompanying notes are an integral part of the financial statements.

NATIONAL PUBLIC FINANCE GUARANTEE CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDER’S EQUITY (Unaudited)

For The Six Months Ended June 30, 2010

(In thousands except share amounts)

	Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholder’s Equity
	Shares	Amount
Balance, December 31, 2009	500,000	$15,000	$2,368,831	$372,256	$9,428	$2,765,515

Comprehensive income:
Net income	-	-	-	188,830	-	188,830
Other comprehensive loss:
Change in unrealized gains and losses on investments net of deferred tax $33,431	-	-	-	-	62,084	62,084

Total comprehensive income						250,914

Return of capital in connection with purchase of real estate	-	-	(494)	-	-	(494)
Share-based compensation net of tax of $262	-	-	(152)	-	-	(152)

Balance, June 30, 2010	500,000	$15,000	$2,368,185	$561,086	$71,512	$3,015,783

					2010

Disclosure of reclassification amount:

Change in unrealized gains and losses on investments arising during the period, net of taxes					$67,148
Reclassification adjustment, net of taxes					(5,064)

Change in net unrealized gains and losses and other-than-temporary impairment losses, net of taxes					$62,084

The accompanying notes are an integral part of the consolidated financial statements.

NATIONAL PUBLIC FINANCE GUARANTEE CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Six Months Ended June 30,
	2010	2009
Cash flows from operating activities:
Net income	$188,830	$166,193

Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation	1,048	-
Amortization of bond discounts, net	10,412	6,644
Decrease (increase) in accrued investment income	8,029	(60,150)
Decrease (increase) in deferred acquisition costs	41,914	(711,427)
(Decrease) increase in unearned premium revenue	(229,728)	3,588,046
Decrease in prepaid reinsurance premiums	1	424
Decrease (increase) in premiums receivable	15,558	(400,168)
Increase in loss and loss adjustment expense reserves	44,481	194,244
(Decrease) increase in payable to affiliates	(7,662)	867
Decrease in reinsurance premium payable	-	(40)
Decrease (increase) in insurance loss recoverable	14,428	(31,316)
(Decrease) increase in accrued expenses	(25)	5,320
Net realized gains	(3,784)	(7,019)
Unrealized losses on insured derivatives	38	167
Deferred income tax provision	2,686	70,317
Increase (decrease) in current income taxes	71,533	(3,017)
Share-based compensation	110	142
Other operating	673	5,546

Total adjustments to net income	(30,288)	2,658,580

Net cash provided by operating activities	158,542	2,824,773

Cash flows from investing activities:
Purchase of fixed-maturity securities	(783,135)	(4,978,461)
Purchase of real estate from an affiliate under common control	(65,000)	-
Capital expenditures	(91)	-
Disposal of capital assets	13	-
(Decrease) increase in payable for investments purchased	(2,230)	8,055
Sale of fixed-maturity securities	682,940	398,733
Decrease (increase) in receivable for investments sold	243	(39,400)
Redemption of fixed-maturity securities	37	33
Sale (purchase) of short-term investments, net	236,220	(343,809)

Net cash provided (used) by investing activities	68,997	(4,954,849)

Cash flows from financing activities:
Capital contribution from parent	-	2,113,042
Other financing	-	40,205

Net cash provided by financing activities	-	2,153,247

Net increase in cash and cash equivalents	227,539	23,171
Cash and cash equivalents - beginning of period	27,629	6,386

Cash and cash equivalents - end of period	$255,168	$29,557

Supplemental cash flow disclosures:
Income taxes (refunded) paid	$(3,297)	$-
Interest paid:
Securities sold under agreements to repurchase	$2,730	$530
Other	$42	$866
Non cash items:
Share-based compensation	$110	$142

The accompanying notes are an integral part of the financial statements.

National Public Finance Guarantee Corporation

Notes to the Consolidated Financial Statements (Unaudited)

Note 1: Business and Organization

National Public Finance Guarantee Corporation (“National”) is a wholly-owned subsidiary of MBIA Inc. through an intermediary holding company, National Public Finance Guarantee Holdings, Inc. (“National Holdings”). In February 2009, after receiving the required regulatory approvals, MBIA Inc. established and capitalized National as a United States (“U.S.”) public finance-only financial guarantor. In connection with the establishment of National, MBIA Insurance Corporation (“MBIA Corp.”) paid dividends and returned capital to MBIA Inc. and entered into a reinsurance agreement and an assignment agreement with National, the latter of which was with respect to financial guarantee insurance policies that had been reinsured from Financial Guaranty Insurance Company (“FGIC”).

To provide additional protection to its policyholders, National also issued second-to-pay policies for the benefit of the policyholders covered by the above reinsurance and assignment agreements. These second-to-pay policies, which are direct obligations of National, are held by a trustee and provide that if MBIA Corp. or FGIC, as applicable, do not pay valid claims of their policyholders, the policyholders will then be able to make claims directly against National.

National provides unconditional and irrevocable guarantees of the payment of the principal of, and interest or other amounts owing on, insured obligations when due or, in the event National has the right at its discretion to accelerate insured obligations upon default or otherwise, upon National’s acceleration. National’s guarantees insure municipal bonds, including tax-exempt and taxable indebtedness of U.S. political subdivisions, as well as utility districts, airports, health care institutions, higher educational facilities, student loan issuers, housing authorities and other similar agencies and obligations issued by private entities that finance projects that serve a substantial public purpose. Municipal bonds and privately issued bonds used for the financing of public purpose projects are generally supported by taxes, assessments, fees or tariffs related to the use of these projects, lease payments or other similar types of revenue streams. In 2009, National began publishing periodic comprehensive studies on select public finance sectors, including sectors in which it has exposure.

Since 2009, National has not written any material new business. The lack of insurance writings reflects the insurance financial strength credit ratings assigned to National. National firmly believes that with the resolution of pending litigation it will be able to obtain the highest possible credit ratings and the market acceptance necessary to meet its stated objectives. The timing of any such upgrade is uncertain and will depend on a variety of quantitative and qualitative factors used by the rating agencies in their evaluation of National, including the resolution of pending litigation. Refer to “Note 9: Commitments and Contingencies” for further discussion of pending litigation.

On March 1, 2010, National established National Real Estate Holdings of Armonk, LLC, a wholly-owned subsidiary of National in order to purchase MBIA Corp.’s interest in certain real estate for purposes of conducting National’s business and leasing to certain affiliates and third party tenants.

Liquidity

Liquidity risk arises in National’s operations when claims on insured exposures result in payment obligations, when operating cash inflows fall due to depressed new business writings, lower investment income, unanticipated expenses, or when invested assets experience credit defaults or significant declines in fair value.

National’s financial guarantee contracts generally cannot be accelerated, thereby mitigating liquidity risk. However, defaults, credit impairments and adverse capital market conditions can create payment requirements as National has made irrevocable pledges to pay principal and interest, or other amounts owing on insured obligations, as they mature. Additionally, National requires cash for the payment of operating expenses. Finally, National also provides liquid assets to MBIA Inc.’s asset/liability products segment through matched repurchase and reverse repurchase agreements to support this segment’s business operations and liquidity position.

Note 2: Significant Accounting Policies

National has disclosed its significant accounting policies in “Note 2: Significant Accounting Policies” in the Notes to Financial Statements included in Exhibit 99.2 to MBIA Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009. The following significant accounting policies provide an update to those included under the same captions in Exhibit 99.2 to MBIA Inc.’s Annual Report on Form 10-K.

National Public Finance Guarantee Corporation

Notes to the Consolidated Financial Statements (Unaudited)

Note 2: Significant Accounting Policies (continued)

Basis of Presentation

The accompanying consolidated financial statements are unaudited and include the accounts of National and its wholly-owned subsidiary. The accompanying unaudited consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X and, accordingly, do not include all of the information and disclosures required by accounting principles generally accepted in the United States of America (“GAAP”) for annual periods. These statements should be read in conjunction with National’s financial statements and notes thereto included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2009. The accompanying consolidated financial statements have not been audited by an independent registered public accounting firm in accordance with the standards of the Public Company Accounting Oversight Board (United States), but in the opinion of management such consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of National’s consolidated financial position and results of operations.

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. As additional information becomes available or actual amounts become determinable, the recorded estimates are revised and reflected in operating results. Actual results could differ from those estimates.

The results of operations for the three and six months ended June 30, 2010 may not be indicative of the results that may be expected for the year ending December 31, 2010. The December 31, 2009 balance sheet was derived from audited financial statements, but does not include all disclosures required by GAAP for annual periods. Certain amounts have been reclassified in prior years’ financial statements to conform to the current presentation.

In addition, National evaluated all events subsequent to December 31, 2009 through August 9, 2010, the date upon which the consolidated financial statements were available to be issued.

Consolidation

The consolidated financial statements include the accounts of National and its wholly-owned subsidiary. All intercompany balances and transactions have been eliminated.

Note 3: Recent Accounting Pronouncements

Recently Adopted Accounting Standards

Improving Disclosures About Fair Value Measurements (Accounting Standards Update 2010-06)

In January 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2010-06, “Fair Value Measurements and Disclosures (Topic 820)—Improving Disclosures about Fair Value Measurements,” to require additional disclosures about transfers into and out of Levels 1 and 2 and separate disclosures about purchases, sales, issuances, and settlements relating to Level 3 measurements. The standard also clarifies existing disclosures about the level of disaggregation, valuation techniques and inputs to fair value measurements. National adopted this standard as of January 1, 2010 except for the requirement to provide the Level 3 activity of purchases, sales issuances and settlements on a gross basis, which will be effective for National as of January 1, 2011. As this standard only affects disclosures related to fair value, the adoption of this standard did not affect National’s consolidated balance sheets, results of operations, or cash flows. Refer to “Note 4: Fair Value Measurements” for these disclosures.

Consolidation of Variable Interest Entities (ASU 2009-17)

In December 2009, the FASB issued accounting guidance to require the holder of a variable interest(s) in a variable interest entity (“VIE”) to determine whether it holds a controlling financial interest in a VIE. A holder of a variable interest (or combination of variable interests) that has a controlling financial interest in a VIE is considered the primary beneficiary and is required to consolidate the VIE. The accounting guidance deems controlling financial interest as both (a) the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance and (b) the obligation to absorb losses or the rights to receive benefits of the VIE that could potentially be significant to the VIE. The accounting guidance eliminates the more quantitative approach for determining the primary beneficiary of a VIE. The accounting guidance requires an ongoing reassessment of whether a holder of a variable interest is the primary beneficiary of a VIE. National adopted this standard as of January 1, 2010 and the adoption did not have a material effect on National’s consolidated balance sheets, results of operations or cash flows.

National Public Finance Guarantee Corporation

Notes to the Consolidated Financial Statements (Unaudited)

Note 3: Recent Accounting Pronouncements (continued)

Transfers of Financial Assets (ASU 2009-16)

In December 2009, the FASB issued accounting guidance to remove the concept of a qualified special-purpose entity. The accounting guidance also clarifies whether a transferor has surrendered control over transferred financial assets and meets the conditions to derecognize transferred financial assets or a portion of an entire financial asset that meets the definition of a participating interest. The accounting guidance requires enhanced disclosures about transfers of financial assets and a transferor’s continuing involvement with transferred financial assets. National adopted this standard as of January 1, 2010 and the adoption did not have a material effect on National’s consolidated balance sheets, results of operations or cash flows.

Note 4: Fair Value Measurements

Financial Instruments

The following table presents the carrying value and fair value of financial instruments reported on National’s balance sheets as of June 30, 2010 and December 31, 2009:

	As of June 30, 2010		As of December 31, 2009
In millions	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Assets:

Fixed-maturity securities (including short-term investments) held as available-for-sale, and investments pledged as collateral	$5,225	$5,225	$5,272	$5,272
Cash and cash equivalents	255	255	28	28
Securities purchased under agreements to resell	1,775	1,992	1,675	1,675
Receivable for investments sold	0	0	1	1
Liabilities:
Securities sold under agreements to repurchase	1,775	1,903	1,675	1,675
Payable for investments purchased	23	23	25	25
Derivative liabilities	9	9	9	9
Financial Guarantees:
Gross	3,269	2,280	3,454	2,672
Ceded	-	53	0	70

Valuation Techniques

The valuation techniques for the fair value measurements of financial instruments included in the preceding table are described below. National’s assets and liabilities recorded at fair value have been categorized according to the fair value hierarchy prescribed by fair value measurements and disclosures.

Fixed-maturity securities (including short-term investments) held as available-for-sale, and investments pledged as collateral

U.S. Treasury and government agency - U.S. Treasury securities are liquid and have quoted market prices. The fair value of U.S. Treasuries is based on live trading feeds. U.S. Treasury securities are categorized in Level 1 of the fair value hierarchy. Government agency securities include debentures and other agency mortgage pass-through certificates as well as to-be-announced (“TBA”) securities. TBA securities are liquid and have quoted market prices based on live data feeds. The fair value of mortgage pass-through certificates is obtained via a simulation model, which considers different rate scenarios and historical activity to calculate a spread to the comparable TBA security. Government agency securities use market-based and observable inputs. As such, these securities are classified as Level 2 of the fair value hierarchy.

Corporate obligations - The fair value of corporate bonds is obtained using recently executed transactions or market price quotations where observable. When observable price quotations are not available, fair value is determined based on cash flow models with yield curves, bond or single name credit default swap (“CDS”) spreads and diversity scores as key inputs. Corporate bonds are generally categorized as Level 2 of the fair value hierarchy; in instances where significant inputs are unobservable, they are categorized as Level 3 of the hierarchy.

National Public Finance Guarantee Corporation

Notes to the Consolidated Financial Statements (Unaudited)

Note 4: Fair Value Measurements (continued)

Mortgage-backed securities and asset-backed securities - Mortgage-backed securities (“MBSs”) and asset-backed securities (“ABSs”) are valued based on recently executed prices. When position-specific external price data is not observable, the valuation is based on prices of comparable securities. In the absence of market prices, MBSs and ABSs are valued as a function of cash flow models with observable market-based inputs (e.g., yield curves, spreads, prepayments and volatilities). MBSs and ABSs are generally categorized as Level 2 of the fair value hierarchy as all significant inputs are observable; in instances where significant inputs are unobservable, they are categorized in Level 3 of the hierarchy.

State and municipal bonds - The fair value of state and municipal bonds is estimated using recently executed transactions, market price quotations and pricing models that factor in, where applicable, interest rates, bond or CDS spreads and volatility. These bonds are categorized in Level 2 of the fair value hierarchy.

Money market securities - The fair value of money market securities is based on quoted prices in an active market. These money market securities are categorized in Level 1 of the fair value hierarchy.

Cash and Cash Equivalents, Receivable for Investments Sold, Payable for Investments Purchased

The carrying amounts of cash and cash equivalents, receivable for investments sold and payable for investments purchased approximate their fair value as they are short-term in nature.

Securities Purchased Under Agreements to Resell

The fair value of securities purchased under agreements to resell are determined based on the underlying securities received that back the resell agreements.

Securities Sold Under Agreements to Repurchase

The fair value of securities sold under agreements to repurchase are determined based on the underlying securities that back the repurchase agreements.

Derivative Liabilities

For insured swaps, the fair value is calculated using internally and vendor developed models with market-based inputs (e.g., interest rate, foreign exchange rate, and spreads), and are classified as Level 2 within the fair value hierarchy.

Financial Guarantees

Gross Financial Guarantees - National estimates the fair value of its gross financial guarantee liability using a discounted cash flow model with significant inputs that include (i) an assumption of expected loss on financial guarantee policies for which case basis reserves have not been established, (ii) the amount of loss expected on financial guarantee policies for which case basis reserves have been established, (iii) the cost of capital reserves required to support the financial guarantee liability and (iv) the discount rate. The Assured Guaranty Corporation CDS spread and recovery rates are used as the discount rate for National and incorporates the nonperformance risk of National. As National’s gross financial guarantee liability represents its obligation to pay claims under its insurance policies, National’s calculation of fair value does not consider future installment premium receipts or returns on invested upfront premiums as inputs.

The carrying value of National’s gross financial guarantee liability consists of deferred premium revenue and loss and loss adjustment expense (“LAE”) reserves as reported on National’s consolidated balance sheets.

Ceded Financial Guarantees - National estimates the fair value of its ceded financial guarantee liability by calculating the portion of the gross financial guarantee liability that has been ceded to reinsurers. The carrying value of ceded financial guarantee liability consists of prepaid reinsurance premiums and reinsurance recoverable on paid and unpaid losses as reported on National’s consolidated balance sheets.

National Public Finance Guarantee Corporation

Notes to the Consolidated Financial Statements (Unaudited)

Note 4: Fair Value Measurements (continued)

Fair Value Measurements

The following fair value hierarchy tables present information about National’s assets (including short-term investments) and liabilities measured at fair value on a recurring basis as of June 30, 2010 and December 31, 2009:

	Fair Value Measurements at Reporting Date Using
In millions	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of June 30, 2010
Assets:
Investments:
Fixed-maturity investments:
Taxable bonds:
U.S. Treasury and government agency	$190	$12	$-	$202
Corporate obligations	-	379	27	406
Mortgage-backed securities
Residential mortgage-backed agency	-	1,433	-	1,433
Asset-backed securities
Other asset-backed	-	45	3	48

Total	190	1,869	30	2,089
State and municipal bonds:
Tax-exempt bonds	-	2,776	-	2,776
Taxable bonds	-	356	-	356

Total state and municipal bonds	-	3,132	-	3,132

Total fixed-maturity investments	190	5,001	30	5,221
Other investments:
Money market securities	4	-	-	4

Total other investments	4	-	-	4

Total assets	$194	$5,001	$30	$5,225

Liabilities:
Derivative liabilities	$-	$9	$-	$9

Total liabilities	$-	$9	$-	$9

National Public Finance Guarantee Corporation

Notes to the Consolidated Financial Statements (Unaudited)

Note 4: Fair Value Measurements (continued)

	Fair Value Measurements at Reporting Date Using
In millions	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of December 31, 2009
Assets:
Investments:
Fixed-maturity securities (including short-term investments) held as available-for-sale, and investments pledged as collateral:
Taxable bonds:
U.S. Treasury and government agency	$199	$12	$-	$211
Corporate obligations	-	346	-	346
Mortgage-backed securities
Residential mortgage-backed agency	-	1,492	-	1,492
Asset-backed securities
Other asset-backed	-	12	-	12

Total	199	1,862	-	2,061
State and municipal bonds:
Tax-exempt bonds	-	2,702	-	2,702
Taxable bonds	-	411	-	411

Total state and municipal bonds	-	3,113	-	3,113

Total fixed-maturity investments	199	4,975	-	5,174
Other investments:
Money market securities	98	-	-	98

Total other investments	98	-	-	98

Total assets:	$297	$4,975	$-	$5,272

Liabilities:
Derivative liabilities	$-	$9	$-	$9

Total liabilities	$-	$9	$-	$9

There were no transfers in or out of Level 1 during the three and six months ended June 30, 2010 and 2009. All fair value hierarchy designations are made at the end of each accounting period.

National Public Finance Guarantee Corporation

Notes to the Consolidated Financial Statements (Unaudited)

Note 4: Fair Value Measurements (continued)

Level 3 Analysis

Level 3 assets were $30 million as of June 30, 2010 and represented 0.6% of total assets measured at fair value.

The following table presents information about changes in Level 3 assets (including short-term investments) and liabilities measured at fair value on a recurring basis for the three months ended June 30, 2010:

Changes in Level 3 Assets and Liabilities Measured at Fair Value on a Recurring Basis for the Three Months Ended June 30, 2010

In millions	Balance, Beginning of Year	Realized Gains / (Losses)	Unrealized Gains / (Losses) Included in Earnings	Unrealized Gains / (Losses) Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purchases, Issuances and Settlements, net	Transfers into Level 3 (1)	Transfers out of Level 3 (1)	Ending Balance	Change in Unrealized Gains (Losses) for the Period Included in Earnings for Assets still held at June 30, 2010
Assets:
Corporate obligations	$-	$-	$-	$-	$-	$27	$-	$-	$27	$-
Other asset-backed	-	-	-	-	-	-	3	-	3	-

Total assets	$-	$-	$-	$-	$-	$27	$3	$-	$30	$-

(1) - Transferred in and out at the end of the period.

Transfers into Level 3 were $3 million for the three months ended June 30, 2010. Transfers into Level 3 were principally for other asset-backed securities where inputs, which are significant to their valuation, became unobservable during the quarter. These inputs included spreads, yield curves observable at commonly quoted intervals, and market corroborated inputs.

All fair value hierarchy designations are made at the end of each reporting period.

The following table presents information about changes in Level 3 assets (including short-term investments) and liabilities measured at fair value on a recurring basis for the six months ended June 30, 2010:

Changes in Level 3 Assets and Liabilities Measured at Fair Value on a Recurring Basis for the Six Months

Ended June 30, 2010

In millions	Balance, Beginning of Year	Realized Gains / (Losses)	Unrealized Gains / (Losses) Included in Earnings	Unrealized Gains / (Losses) Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purchases, Issuances and Settlements, net	Transfers into Level 3 (1)	Transfers out of Level 3 (1)	Ending Balance	Change in Unrealized Gains (Losses) for the Period Included in Earnings for Assets still held at June 30, 2010
Assets:
Corporate obligations	$-	$-	$-	$-	$-	$27	$-	$-	$27	$-
Other asset-backed	-	-	-	-	-	-	3	-	3	-

Total assets	$-	$-	$-	$-	$-	$27	$3	$-	$30	$-

(1) - Transferred in and out at the end of the period.

Transfers into Level 3 were $3 million for the six months ended June 30, 2010. Transfers into Level 3 were principally for other asset-backed securities where inputs, which are significant to their valuation, became unobservable during the period. These inputs included spreads, yield curves observable at commonly quoted intervals, and market corroborated inputs.

National Public Finance Guarantee Corporation

Notes to Financial Statements (Unaudited) (Unaudited)

Note 5: Investments

National’s fixed-maturity portfolio consists of high-quality (average rating double-A) taxable and tax-exempt investments of diversified maturities. Other investments are comprised of money market securities. The following tables present the amortized cost and fair value of available-for-sale fixed-maturity and other investments included in the investment portfolio of National as of June 30, 2010 and December 31, 2009:

	June 30, 2010
In millions	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Fixed-maturity investments:
Taxable bonds:
U.S. Treasury and government agency	$200	$2	$-	$202
Corporate obligations	391	15	-	406
Mortgage-backed securities:
Residential mortgage-backed agency	1,364	69	-	1,433
Asset-backed securities:
Other asset-backed	48	-	-	48

Total	2,003	86	-	2,089
State and municipal bonds:
Tax-exempt bonds	2,760	38	(22)	2,776
Taxable bonds	348	11	(3)	356

Total state and municipal bonds	3,108	49	(25)	3,132

Total fixed-maturity investments	5,111	135	(25)	5,221
Other investments:
Money market securities	4	-	-	4

Total other investments	4	-	-	4

Total available-for-sale investments	$5,115	$135	$(25)	$5,225

National Public Finance Guarantee Corporation

Notes to the Consolidated Financial Statements (Unaudited)

Note 5: Investments (continued)

	December 31, 2009
In millions	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Fixed-maturity investments:
Taxable bonds:
U.S. Treasury and government agency	$215	$1	$(5)	$211
Corporate obligations	336	11	(1)	346
Mortgage-backed securities:
Residential mortgage-backed agency	1,457	37	(2)	1,492
Asset-backed securities:
Other asset-backed	12	-	-	12

Total	2,020	49	(8)	2,061
State and municipal bonds:
Tax-exempt bonds	2,715	27	(40)	2,702
Taxable bonds	424	1	(14)	411

Total state and municipal bonds	3,139	28	(54)	3,113

Total fixed-maturity investments	5,159	77	(62)	5,174
Other investments:
Money market securities	98	-	-	98

Total other investments	98	-	-	98

Total available-for-sale investments	$5,257	$77	$(62)	$5,272

Fixed-maturity investments carried at fair value of $7 million and $8 million as of June 30, 2010 and December 31, 2009, respectively, were on deposit with various regulatory authorities to comply with insurance laws.

The following table presents the distribution by contractual maturity of available-for-sale fixed-maturity investments at amortized cost and fair value as of June 30, 2010. Contractual maturity may differ from expected maturity because borrowers may have the right to call or prepay obligations.

In millions	Amortized Cost	Fair Value
Due in one year or less	$133	$134
Due after one year through five years	659	680
Due after five years through ten years	209	215
Due after ten years through fifteen years	330	334
Due after fifteen years	2,368	2,377
Mortgage-backed	1,364	1,433
Asset-backed	48	48

Total fixed-maturity investments	$5,111	$5,221

As of June 30, 2010 and December 31, 2009, National had recorded net unrealized gains of $110 million and $15 million, respectively, on available-for-sale fixed-maturity investments, which included $25 million and $62 million, respectively, of gross unrealized losses. The following tables present the gross unrealized losses included in accumulated other comprehensive income (loss) as of June 30, 2010 and December 31, 2009 related to available-for-sale fixed-maturity investments. These tables segregate investments that have been in a continuous unrealized loss position for less than twelve months from those that have been in a continuous unrealized loss position for twelve months or longer.

National Public Finance Guarantee Corporation

Notes to the Consolidated Financial Statements (Unaudited)

Note 5: Investments (continued)

	June 30, 2010
	Less than 12 Months		12 Months or Longer		Total
In millions	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Taxable bonds:
U.S. Treasury and government agency	$1	$-	$-	$-	$1	$-
Mortgage-backed securities:
Residential mortgage-backed agency	46	-	2	-	48	-
Asset-backed securities:
Other asset-backed	23	-	-	-	23	-

Total	70	-	2	-	72	-
State and municipal bonds:
Tax-exempt bonds	612	(8)	289	(14)	901	(22)
Taxable bonds	38	(2)	22	(1)	60	(3)

Total state and municipal bonds	650	(10)	311	(15)	961	(25)

Total	$720	$(10)	$313	$(15)	$1,033	$(25)

	December 31, 2009
	Less than 12 Months		12 Months or Longer		Total
In millions	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Taxable bonds:
U.S. Treasury and government agency	$186	$(5)	$-	$-	$186	$(5)
Corporate obligations	23	(1)	22	-	45	(1)
Mortgage-backed securities:
Residential mortgage-backed agency	275	(2)	2	-	277	(2)
Asset-backed securities:
Other asset-backed	-	-	-	-	-	-

Total	484	(8)	24	-	508	(8)
State and municipal bonds:
Tax-exempt bonds	1,071	(16)	324	(24)	1,395	(40)
Taxable bonds	309	(13)	21	(1)	330	(14)

Total state and municipal bonds	1,380	(29)	345	(25)	1,725	(54)

Total	$1,864	$(37)	$369	$(25)	$2,233	$(62)

The weighted average contractual maturity of securities in an unrealized loss position as of June 30, 2010 and December 31, 2009 was 21 years and 22 years, respectively. As of June 30, 2010, there were 50 securities that were in an unrealized loss position for a continuous twelve-month period or longer with aggregate unrealized losses of $15 million. Among the 50 securities, the book value of 13 securities exceeded market value by more than 5%. As of December 31, 2009, there were 59 securities that were in an unrealized loss position for a continuous twelve-month period or longer with aggregate unrealized losses of $25 million. Among the 59 securities, the book value of 32 securities exceeded market value by more than 5%.

National has evaluated whether the unrealized losses in its investment portfolios were other-than-temporary considering the circumstances that gave rise to the unrealized losses, and whether National has the intent to sell the securities or more likely than not will be required to sell the securities before their anticipated recoveries. Based on its evaluation, National determined that the unrealized losses on these securities were temporary in nature because its impairment analysis, including projected discounted future cash flows, indicated that National would be able to recover the amortized cost of impaired assets. National also concluded that it does not have the intent to sell these securities and it is more likely than not that it will not have to sell these securities before recoveries of their cost bases. In making this conclusion, National examined the cash flow projections for its investment portfolios, the potential sources and uses of cash in its businesses, and the cash resources available to its business other than sales of securities. It also considered the existence of any risk management, or other plans as of June 30, 2010 that would require the sale of impaired securities. On a quarterly basis, National will reevaluate the unrealized losses in its investment portfolios and determine whether an impairment loss should be realized in current earnings.

National Public Finance Guarantee Corporation

Notes to the Consolidated Financial Statements (Unaudited)

Note 6: Investment Income and Gains and Losses

The following table includes National’s total investment income:

	Three Months Ended June 30,		Six Months Ended June 30,
In millions	2010	2009	2010	2009
Fixed-maturity	$57	$55	$117	$83
Short-term investments	0	0	0	1
Other investments	1	6	3	9

Gross investment income	58	61	120	93
Investment expenses	2	1	3	2

Net investment income	56	60	117	91
Fixed-maturity:
Gains	3	8	6	8
Losses	(2)	(1)	(2)	(1)

Net	1	7	4	7

Total investment income	$57	$67	$121	$98

Net realized gains (losses) from fixed-maturity investments were generated as a result of the ongoing management of National’s investment portfolios for the three and six months ended June 30, 2010 and 2009.

Net unrealized gains (losses), including related deferred income taxes, reported in accumulated other comprehensive income (loss) within shareholder’s equity consisted of:

In millions	As of June 30, 2010	As of December 31, 2009
Fixed-maturity:
Gains	$135	$77
Losses	(25)	(62)

Net	110	15
Deferred income taxes provision (benefit)	38	5

Unrealized gains (losses), net	$72	$10

The change in net unrealized gains (losses), presented in the table above, consisted of:

In millions	As of June 30, 2010	As of December 31, 2009
Fixed-maturity	$95	$8
Deferred income tax charged (credited)	33	3

Change in unrealized gains (losses), net	$62	$5

Note 7: Loss and Loss Adjustment Expense Reserves

For the six months ended June 30, 2010, National incurred $36 million of loss and LAE principally related to a student loan, a housing and two health care transactions. Total net paid losses for the six months ended June 30, 2010 of $8 million primarily related to a gaming revenue credit for which National expects to be fully reimbursed and a health care credit. Total expected insurance loss recoveries on paid losses for the six months ended June 30, 2010 were $17 million and were primarily related to a health care and a gaming revenue credit transaction.

National Public Finance Guarantee Corporation

Notes to the Consolidated Financial Statements (Unaudited)

Note 7: Loss and Loss Adjustment Expense Reserves (continued)

National’s Portfolio Surveillance Division (“PSD”) monitors National’s outstanding insured obligations with the objective of minimizing losses. PSD meets this objective by identifying issuers that, because of deterioration in credit quality or changes in the economic, regulatory or political environment, are at a heightened risk of defaulting on debt service of obligations insured by National. In such cases, PSD works with the issuer, trustee, bond counsel, servicer, underwriter and other interested parties in an attempt to alleviate or remedy the problem and avoid defaults on debt service payments. PSD works closely with National’s Risk Management function and the applicable business unit to analyze insured obligation performance and credit risk parameters, both before and after an obligation is insured.

Once an obligation is insured, National typically requires the issuer, servicer (if applicable) and the trustee to furnish periodic financial and asset-related information, including audited financial statements, to PSD for review. PSD also monitors publicly available information related to insured obligations. Potential problems uncovered through this review include poor financial results, low fund balances, covenant violations and trustee or servicer problems or other events that could have an adverse impact on the insured obligation. Any one of these problems may trigger an immediate surveillance review and an evaluation of possible remedial actions. PSD also monitors and evaluates the impact on issuers of general economic conditions, current and proposed legislation and regulations, as well as state and municipal finances and budget developments.

Insured obligations are monitored periodically. The frequency and extent of such monitoring is based on the criteria and categories described below. Insured obligations that are judged to merit more frequent and extensive monitoring or remediation activities due to a deterioration in the underlying credit quality of the insured obligation or the occurrence of adverse events related to the underlying credit of the issuer are assigned to a surveillance category (“Caution List-Low,” “Caution List-Medium,” “Caution List-High,” or “Classified List”) depending on the extent of credit deterioration or the nature of the adverse events. PSD monitors insured obligations assigned to a surveillance category more frequently and, if needed, develops a remediation plan to address any credit deterioration.

National does not establish any case basis reserves for insured obligations that are assigned to “Caution List-Low,” “Caution List-Medium,” or “Caution List-High,” as credits assigned to those classifications do not result in loss expectations, if any, that exceed the unearned premium revenue for the respective credits. In the event National expects to pay a claim in excess of the unearned premium revenue with respect to an insured transaction, it places the insured transaction on its “Classified List” and establishes a case basis reserve. The following provides a description of each surveillance category:

“Caution List – Low”—Includes issuers where debt service protection is adequate under current and anticipated circumstances. However, debt service protection and other measures of credit support and stability may have declined since the transaction was underwritten and the issuer is less able to withstand further adverse events. Transactions in this category generally require more frequent monitoring than transactions that do not appear within a surveillance category. PSD subjects issuers in this category to heightened scrutiny.

“Caution List – Medium”—Includes issuers where debt service protection is adequate under current and anticipated circumstances, although adverse trends have developed and are more pronounced than for “Caution List – Low.” Issuers in this category may have breached one or more covenants or triggers. These issuers are more closely monitored by PSD but generally take remedial action on their own.

“Caution List – High”—Includes issuers where more proactive remedial action is needed but where no defaults on debt service payments are expected. Issuers in this category exhibit more significant weaknesses, such as low debt service coverage, reduced or insufficient collateral protection or inadequate liquidity, which could lead to debt service defaults in the future. Issuers in this category have breached one or more covenants or triggers and have not taken conclusive remedial action. For these issuers PSD adopts a remediation plan and takes more proactive remedial actions.

“Classified List”—Includes all insured obligations where National has paid a claim or where a claim payment is expected to exceed its unearned premium revenue. Generally, PSD is actively remediating these credits where possible, including restructurings through legal proceedings, often with the assistance of specialist counsel and advisors.

National Public Finance Guarantee Corporation

Notes to the Consolidated Financial Statements (Unaudited)

Note 7: Loss and Loss Adjustment Expense Reserves (continued)

The following table provides information about the financial guarantees and related claim liability included in each of National’s surveillance categories as of June 30, 2010:

	Surveillance Categories
$ in millions	Caution List Low	Caution List Medium	Caution List High	Classified List	Total
Number of policies	154	43	3	36	236
Number of issues(1)	8	13	3	12	36
Remaining weighted average contract period (in years)	17.3	13.6	14.7	3.0	11.8
Gross insured contractual payments outstanding(2):
Principal	$787	$1,342	$49	$771	$2,949
Interest	1,479	1,382	41	232	3,134

Total	$2,266	$2,724	$90	$1,003	$6,083

Gross claim liability	$-	$-	$-	$374	$374
Less:
Gross potential recoveries	-	-	-	183	183
Discount, net	-	-	-	2	2

Net claim liability (recoverable)	$-	$-	$-	$189	$189

Unearned premium revenue	$15	$31	$3	$4	$53

    (1) - An “issue” represents the aggregate of financial guarantee policies that share the same revenue source for purposes of making debt service payments.

    (2) - Represents contractual principal and interest payments due by the issuer of the obligations insured by National.

The following table provides information about the components of National’s insurance loss reserves and recoverable included in each of National’s surveillance categories as of June 30, 2010:

In millions	Classified List
Loss reserves (claim liability)	$203
LAE reserves	14

Loss and LAE reserves	$217

Insurance claim loss recoverable	$17
LAE insurance loss recoverable	-

Insurance loss recoverable	$17

The following table presents changes in National’s loss and LAE reserves as of June 30, 2010. Changes in the loss and LAE reserve attributable to the accretion of the discount on the loss reserves, changes in discount rates, and changes in the timing and amounts of estimated payments and recoveries are recorded in “Losses and loss adjustment expenses” in National’s consolidated statements of operations. LAE reserves are expected to be settled within a one-year period and are not discounted. As of June 30, 2010, the weighted average risk-free rate used to discount the claim liability was 0.90%.

In millions

Gross Loss and LAE Reserve as of December 31, 2009	Loss Payments for Cases with Reserves	Accretion of Claim Liability Discount	Changes in Discount Rates	Changes in Timing of Payments	Changes in Amount of Net Payments	Changes in Assumptions	Changes in Unearned Premium Revenue	Change in LAE Reserves	Gross Loss and LAE Reserve as of June 30, 2010
$ 173	$ (6)	$1	$1	$1	$ (1)	$36	$ (2)	$14	$217

National Public Finance Guarantee Corporation

Notes to the Consolidated Financial Statements (Unaudited)

Note 7: Loss and Loss Adjustment Expense Reserves (continued)

The following table presents changes in National’s insurance loss recoverable as of June 30, 2010. Changes in the insurance loss recoverable attributable to the accretion of the discount on the recoverable, changes in discount rates, and changes in the timing and amounts of estimated collections are recorded in “Loss and loss adjustment expenses” in National’s consolidated statements of operations.

In millions

Insurance Loss Recoverable as of December 31, 2009	Collections for Cases with Recoverables	Accretion of Insurance Loss Recoverable	Changes in Discount Rates	Changes in Timing of Collections	Changes in Assumptions	Change in LAE Recoverable	Insurance Loss Recoverable as of June 30, 2010
$31	$-	$1	$-	$-	$16	$(31)	$17

Remediation actions may involve, among other things, waivers or renegotiations of financial covenants or triggers, waivers of contractual provisions, the granting of consents, transfer of servicing, consideration of restructuring plans, acceleration, security or collateral enforcement, actions in bankruptcy or receivership, litigation and similar actions. The types of remedial actions pursued are based on the insured obligation’s risk type and the nature and scope of the event giving rise to the remediation. As part of any such remedial actions, National seeks to improve its security position and to obtain concessions from the issuer of the insured obligation. From time to time, the issuer of a National insured obligation may, with the consent of National, restructure the insured obligation by extending the term, increasing or decreasing the par amount or decreasing the related interest rate, with National insuring the restructured obligation.

Costs associated with remediating insured obligations assigned to National’s “Caution List—Low,” “Caution List—Medium,” “Caution List—High” and “Classified List” are recorded as LAE. LAE is recorded as part of National’s provision for its loss reserves and included in “Losses and loss adjustment expense” on National’s consolidated statements of operations. The following table provides information about the expenses (gross and net of reinsurance) related to remedial actions for insured obligations included in National’s surveillance categories:

	Three Months Ended June 30,		Six Months Ended June 30,
In millions	2010	2009	2010	2009
Loss adjustment expense incurred, gross	$2	$55	$13	$56
Loss adjustment expense incurred, net	$2	$55	$13	$56

Note 8: Income Taxes

National’s income taxes and the related effective tax rates for the three and six months ended June 30, 2010 and 2009 are as follows:

	Three Months Ended June 30,				Six Months Ended June 30,
In millions	2010		2009		2010		2009
Pre-tax income (loss)	$128		$146		$260		$233
Provision (benefit) for income taxes	$34	26.6%	$46	31.6%	$71	27.3%	$67	28.8%

National’s effective tax rate is lower than the statutory tax rate of 35% for the six months ended June 30, 2010 and June 30, 2009 primarily due to tax-exempt interest income. The decrease in the effective tax rate related to pre-tax income from the six months ended June 30, 2009 compared to the same period ended June 30, 2010 was primarily a result of an increase in the amount of tax-exempt interest income relative to underwriting and other income that is taxed at the statutory rate of 35%.

As of June 30, 2010, National reported a deferred tax liability of $203 million.

As of June 30, 2010, National does not have any uncertain tax positions with respect to the accounting guidance for uncertainty in income taxes. National is a member of MBIA Inc.’s consolidated U.S. tax group and its only tax jurisdiction is the U.S. The Internal Revenue Service is currently examining tax years 2005 through 2009, which is expected to be concluded before the end of the year 2010.

Note 9: Commitments and Contingencies

In the normal course of operating its business, National may be involved in various legal proceedings. Additionally, MBIA Inc. together with its subsidiaries (“MBIA”) may be involved in various legal proceedings that directly or indirectly impact National.

National Public Finance Guarantee Corporation

Notes to the Consolidated Financial Statements (Unaudited)

Note 9: Commitments and Contingencies (continued)

MBIA has received subpoenas or informal inquiries from a variety of regulators, including the Securities and Exchange Commission (“SEC”), the Securities Division of the Secretary of the Commonwealth of Massachusetts, the Attorney General of the State of California, and other states’ regulatory authorities, regarding a variety of subjects, including soft capital instruments, disclosures made by MBIA to underwriters and issuers of certain bonds, disclosures regarding MBIA’s structured finance exposure, MBIA’s communications with rating agencies, and the methodologies used by rating agencies for determining the credit rating of municipal debt. MBIA is cooperating fully with each of these regulators and is in the process of satisfying all such requests. MBIA may receive additional inquiries from these or other regulators and expects to provide additional information to such regulators regarding their inquiries in the future.

On July 23, 2008, the City of Los Angeles filed a complaint in the Superior Court of the State of California, County of Los Angeles, against MBIA and AMBAC Financial Group, Inc., XL Capital Assurance Inc., ACA Financial Guaranty Corp., Financial Guaranty Insurance Company, and CIFG Assurance North America, Inc. At the same time and subsequently, additional Complaints against MBIA and nearly all of the same co-defendants were filed by the City of Stockton, the City of Oakland, the City and County of San Francisco, the County of San Mateo, the County of Alameda, the City of Los Angeles Department of Water and Power, the Sacramento Municipal Utility District, the City of Sacramento, the City of Riverside, the Los Angeles World Airports, the City of Richmond, Redwood City, the East Bay Municipal Utility District, the Sacramento Suburban Water District, the City of San Jose, the County of Tulare, the Regents of the University of California, Contra Costa County, the Redevelopment Agency of the City of Riverside, and the Public Financing Authority of the City of Riverside. These cases are now part of a coordination proceeding in Superior Court, San Francisco County, before Judge Richard A. Kramer, referred to as the Ambac Bond Insurance Cases. On April 8, 2009, The Olympic Club filed a complaint against MBIA in the Superior Court of the State of California, County of San Francisco. The Olympic Club case is being coordinated with the Ambac Bond Insurance Cases. In addition, a complaint was filed by the Jewish Community Center of San Francisco and the Redevelopment Agency of San Jose on July 7, 2010. That complaint is expected to be added to the Ambac Bond Insurance Cases. Fitch Inc., Fitch Ratings, Ltd., Fitch Group, Inc., Moody’s Corporation, Moody’s Investors Service, Inc., The McGraw-Hill Companies, Inc., and Standard & Poor’s Corporation have been added as defendants in seven of these actions.

The claims as they now stand allege participation by all defendants in a conspiracy in violation of California’s antitrust laws to maintain a dual credit rating scale that misstated the credit default risk of municipal bond issuers and not-for-profit issuers and thus created market demand for bond insurance. Plaintiffs also allege that the individual bond insurers participated in risky financial transactions in other lines of business that damaged each bond insurer’s financial condition (thereby undermining the value of each of their guaranties), and each failed adequately to disclose the impact of those transactions on their financial condition. In addition to the statutory antitrust claim, plaintiffs asserts common law theories in breach of contract, breach of the covenant of good faith and fair dealing, fraud, negligent misrepresentation, negligence, and unjust enrichment. The non-municipal plaintiffs also allege a California unfair competition cause of action. MBIA expects to demur to all the claims against it on September 17, 2010.

On July 23, 2008, the City of Los Angeles’s filed a separate complaint in the Superior Court, County of Los Angeles, naming as defendants MBIA and other financial institutions, and alleging fraud and violations of California’s antitrust laws through bid-rigging in the sale of guaranteed investment contracts and what plaintiff calls “municipal derivatives” to municipal bond issuers. The case was removed to federal court and transferred by order dated November 26, 2008, to the Southern District of New York for inclusion in the multidistrict litigation In re Municipal Derivatives Antitrust Litigation, M.D.L. No. 1950. Complaints making the same allegations against MBIA and nearly all of the same co-defendants were then or subsequently filed by the County of San Diego, the City of Stockton, the County of San Mateo, the County of Contra Costa, Los Angeles World Airports, the Redevelopment Agency of the City of Stockton, the Public Financing Authority of the City of Stockton, the County of Tulare, the Sacramento Suburban Water District, Sacramento Municipal Utility District, the City of Riverside, the Redevelopment Agency of the City of Riverside, the Public Financing Authority of the City of Riverside, Redwood City, the East Bay Municipal Utility District, the Redevelopment Agency of the City and County of San Francisco, the City of Richmond, the City of San Jose, and the San Jose Redevelopment Agency. These cases have all been added to the multidistrict litigation. Plaintiffs in all of the cases assert federal as well as California state antitrust claims. In February, 2010, MBIA moved to dismiss the then-existing complaints and, on April 28, 2010, Judge Victor Marrero denied the motion. MBIA’s motion for reconsideration was denied on May 3, 2010. The State of West Virginia, previously a plaintiff in the multidistrict proceeding making federal antitrust claims, amended its complaint to add MBIA as a defendant on June 21, 2010. MBIA has answered some of the complaints, denying the material allegations, and is preparing to answer the others.

On March 12, 2010, the City of Phoenix, Arizona filed a complaint in the United States District Court for the District of Arizona against MBIA Inc., Ambac Financial Group, Inc. and Financial Guaranty Insurance Company relating to insurance premiums charged on municipal bonds issued by the City of Phoenix between 2004 and 2007. Plaintiff’s complaint alleges pricing discrimination under Arizona insurance law and unjust enrichment. MBIA filed its answer on May 28, 2010.

National Public Finance Guarantee Corporation

Notes to the Consolidated Financial Statements (Unaudited)

Note 9: Commitments and Contingencies (continued)

On April 5, 2010, Tri-City Healthcare District, a California public healthcare legislative district, filed a complaint in the Superior Court of California, County of San Francisco, against MBIA Inc., MBIA Corp., National, and certain MBIA Inc. employees, among other parties (various financial institutions and law firms). The complaint purports to state 19 causes of action (12 against MBIA) for fraud, negligent misrepresentation, breach of fiduciary duty, breach of contract, economic duress and statutory claims for unfair business practices and violation of the California False Claims Act arising from Tri-City Healthcare District’s investment in auction rate securities. MBIA’s demurrer was filed on July 15, 2010.

On March 11, 2009, a complaint was filed in the United States District Court of the Southern District of New York against MBIA Inc. and its subsidiaries, MBIA Corp. and National, entitled Aurelius Capital Master, Ltd. et al. v. MBIA Inc. et al., 09-cv-2242 (S.D.N.Y.). The lead plaintiffs, Aurelius Capital Master, Ltd., Aurelius Capital Partners, LP, Fir Tree Value Master Fund, L.P., Fir Tree Capital Opportunity Master Fund, L.P., and Fir Tree Mortgage Opportunity Master Fund, L.P. (the “Aurelius Plaintiffs”), purport to be acting as representatives for a class consisting of all holders of securities, instruments, or other obligations for which MBIA Corp., before February 18, 2009, issued financial guarantee insurance other than United States municipal/governmental bond securities. The complaint alleges that certain of the terms of the transactions entered into by MBIA Inc. and its subsidiaries, which were approved by the New York State Department of Insurance, constituted fraudulent conveyances under §§ 273, 274 and 276 of New York Debtor and Creditor Law and a breach of the implied covenant of good faith and fair dealing under New York common law. The Complaint seeks, inter alia, (a) a declaration that the alleged fraudulent conveyances are null and void and set aside, (b) a declaration that National is responsible for the insurance policies issued by MBIA Corp. up to February 17, 2009, and (c) an award of damages in an unspecified amount together with costs, expenses and attorneys’ fees in connection with the action. On February 11, 2010, Judge Sullivan entered an order denying MBIA’s motion to dismiss. On April 7, 2010, Judge Sullivan denied the application for certification for an interlocutory appeal of his denial of MBIA’s motion to dismiss. Discovery is proceeding.

On April 6, 2009, a complaint was filed in the Court of Chancery for the State of Delaware entitled Third Avenue Trust and Third Avenue Variable Series Trust v. MBIA Insurance Corp. and MBIA Insurance Corp. of Illinois, CA 4486-UCL. Plaintiffs allege that they are holders of approximately $400 million of surplus notes issued by MBIA Corp. (for purposes of this section, the “Notes”) in January 2008. The complaint alleges (Count I) that certain of the Transactions breached the terms of the Notes and the Fiscal Agency Agreement dated January 16, 2008 pursuant to which the Notes were issued. The complaint also alleges that certain transfers under the Transactions were fraudulent in that they allegedly left MBIA Corp. with “unreasonably small capital” (Count II), “insolvent” (Count III), and were made with an “actual intent to defraud” (Count IV). The complaint seeks a judgment (a) ordering the defendants to unwind the Transactions (b) declaring that the Transactions constituted a fraudulent conveyance, and (c) damages in an unspecified amount. On October 28, 2009, Vice Chancellor Strine entered an order dismissing the case without prejudice. On December 21, 2009, plaintiffs re-commenced the action in New York State Supreme Court, and it has been assigned to Justice James A. Yates. A preliminary conference was held on March 26, 2010 and discovery is proceeding.

On May 13, 2009, a complaint was filed in the New York State Supreme Court against MBIA Inc. and its subsidiaries, MBIA Corp. and National, entitled ABN AMRO Bank N.V. et al. v. MBIA Inc. et al. The plaintiffs, a group of 19 domestic and international financial institutions, purport to be acting as holders of insurance policies issued by MBIA Corp. directly or indirectly guaranteeing the repayment of structured finance products. The complaint alleges that certain of the terms of the transactions entered into by MBIA Inc. and its subsidiaries, which were approved by the New York State Department of Insurance, constituted fraudulent conveyances and a breach of the implied covenant of good faith and fair dealing under New York law. The complaint seeks a judgment (a) ordering the defendants to unwind the Transactions, (b) declaring that the Transactions constituted a fraudulent conveyance, (c) declaring that MBIA Inc. and National are jointly and severally liable for the insurance policies issued by MBIA Corp., and (d) ordering damages in an unspecified amount. On February 17, 2010, Justice Yates denied defendants’ motion to dismiss. On February 25, 2010, MBIA filed its Notice of Appeal of the denial to the Appellate Division of the New York State Supreme Court. On April 1, 2010, MBIA’s motion to stay the case pending appeal was denied. On April 7 and April 22, 2010, respectively, the New York State Insurance Department and the Aurelius Plaintiffs each filed a motion for leave to file an amicus brief in MBIA’s appeal. On March 22, 2010, MBIA filed its opening brief with the Appellate Division and on April 21, 2010, plaintiffs filed their opposition brief. MBIA filed its reply brief on April 30, 2010. On May 6, 2010, the Appellate Division granted the New York State Insurance Department’s motion to file an amicus brief. Argument was heard on June 2, 2010. Discovery is proceeding while a decision from the Appellate Division is pending.

On June 15, 2009, the same group of 19 domestic and international financial institutions who filed the above described plenary action in New York State Supreme Court filed a proceeding pursuant to Article 78 of New York’s Civil Practice Law and Rules in New York State Supreme Court, entitled ABN AMRO Bank N.V. et al. v. Eric Dinallo, in his capacity as Superintendent of the New York Insurance State Department, the New York State Insurance Department, MBIA Inc. et al. In its motions to dismiss the three above-referenced plenary actions, MBIA Inc. argued that an Article 78 proceeding is the exclusive forum in which a plaintiff may raise any challenge to the Transformation approved by the Superintendent of the Department of Insurance. The petition seeks a judgment

National Public Finance Guarantee Corporation

Notes to the Consolidated Financial Statements (Unaudited)

Note 9: Commitments and Contingencies (continued)

(a) declaring void and to annul the approval letter of the Superintendent of the Department of Insurance, (b) to recover dividends paid in connection with the Transactions, (c) declaring that the approval letter does not extinguish plaintiffs’ direct claims against MBIA Inc. and its subsidiaries in the plenary action described above. MBIA and the New York State Insurance Department filed their answering papers to the Article 78 Petition on November 24, 2009 and argued that based on the record and facts, approval of Transformation and its constituent transactions was neither arbitrary nor capricious nor in violation of New York Insurance Law. On April 7, 2010, Justice Yates ordered that the Article 78 proceeding continue on a separate, expedited schedule from the other three Transformation-related litigations.

MBIA and National are defending against the aforementioned actions and expect ultimately to prevail on the merits. There is no assurance, however, that they will prevail in these actions. Adverse rulings in these actions could have a material adverse effect on National’s ability to implement its strategy and on its business, results of operations and financial condition.

There are no other material lawsuits pending or, to the knowledge of National, threatened, to which National is a party.

Note 10: Subsequent Events

Refer to “Note 9: Commitments and Contingencies” for information about legal proceedings that developed after June 30, 2010.

During July 2010, MBIA Corp. commuted all reinsurance arrangements with Channel Reinsurance Ltd. (“Channel Re”). Simultaneously MBIA Corp. ceded to National all of the U.S. public finance exposure commuted from Channel Re, which totaled $7.8 billion of par outstanding.